Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Antonio Carrillo,
Vice President and Group President
April 29, 2010

Thank you Steve, and Good Morning

During the first quarter, our wind tower business secured several orders, some from new customers. This resulted in a slight increase in our backlog, which now totals approximately $1.1 billion, and extends into 2013. While the majority of our deliveries are for projects in the central sections of the United States, the backlog includes towers that will be delivered everywhere from Delaware to California and all the way to the southern part of Mexico. We have also shipped towers from our Mexico facilities to South America.

The economics of wind energy continue to be challenged by transmission constraints and competitive utility rates. These challenges have caused some wind projects to be delayed. We continue to work with our customers to accommodate their delivery requirements and have rescheduled some 2010 deliveries to 2011. This ongoing reshuffling is causing inconsistent revenues, making it difficult to predict results. We are anticipating lower margins this year because of the reshuffling and changes in our product mix. We will continue to be highly flexible and customer-focused.

We are prepared to resume growing when market conditions improve. While federal funds have been slow to work their way through the allocation process, we continue to be encouraged by President Obama’s support of renewable energy.

I will now turn it over to Bill for his comments.